Exhibit 5.1

Gibson, Dunn & Crutcher LLP

200 Park Avenue
New York, NY 10166-0193
Tel 212.351.4000
www.gibsondunn.com

Client: 93018-00013

[         ], 2015

Singer Madeline Holdings, Inc.
c/o Sequential Brands Group, Inc.
5 Bryant Park, 30th Floor
New York, NY 10018

Re:	Singer Madeline Holdings, Inc. Registration Statement on Form S-4(File No. 333-205940)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-205940 (the “Registration Statement”), of Singer Madeline Holdings, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance by the Company of up to [   ] shares of the Company’s common stock, par value $0.01 per share, (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of June 22, 2015 (the “Merger Agreement”), by and among Martha Stewart Living Omnimedia, Inc., a Delaware corporation, Sequential Brands Group, Inc., a Delaware corporation, the Company, Singer Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Madeline Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

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[          ], 2015

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,